Exhibit 10.5
AGREEMENT
     This Agreement entered into as of this 27th day of April, 2004 between All American Pet Company Inc., a New York corporation (the “Company”) and Mr. George LaCapra.
     WHEREAS, Mr. George LaCapra has agreed to advance the Company up to $150,000 pursuant to a Non-Negotiable Promissory Note in the form attached hereto; and
     WHEREAS, the Company is agreeable to issuing an additional $50,000 in lieu of warrants to purchase shares of the Company’s Common Stock as additional compensation for the loan being made to the Company.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Loan to Company. Mr. George LaCapra agrees to advance to the Company, by way of loan, up to $150,000, such advances to be evidenced by a Non-Negotiable Promissory Note in the form attached hereto as Exhibit A (the “Note”).
     2. In consideration of the Loan to the Company, the Company agrees to compensate Mr. LaCapra $50,000 in lieu of a Common Stock Purchase Warrant. In addition, the Company agrees to pay Mr. LaCapra’s legal fees not to exceed $10,000.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALL AMERICAN PET COMPANY, INC.

By:	/s/ Barry Schwartz
Barry Schwartz, President

/s/ Mr. George LaCapra
Mr. George LaCapra

NON-NEGOTIABLE PROMISSORY NOTE

$200,000.00	New York, New York April 27, 2004
     FOR VALUE RECEIVED, the undersigned ALL AMERICAN PET COMPANY, INC., a New York corporation (“Borrower”) promises to pay on April 26, 2005, to Mr. George LaCapra (“Lender”), the principal sum of up to Two Hundred Thousand Dollars ($200,000.00), pursuant to advances made to the Borrower as detailed on Schedule A hereto, with interest on the unpaid principal balance from the date of each such advance until paid, at the rate of ten percent (10%) per annum during the time this Promissory Note remains outstanding and unpaid. Principal and interest shall be payable at Lenders Address, 135 South Main Street, Thomaston, CT 06787 or any other place which is designated by the Lender in writing to the Borrower.
     Interest on the unpaid principal sum shall be computed on the basis of a 360-day year and will be paid on the due date of this Promissory Note. This Promissory Note may be prepaid at anytime without penalty or premium.
     This Promissory Note has been issued pursuant to an Agreement between the Borrower and the Lender pursuant to which the Lender will be compensated an additional $50,000 in lieu of any Warrants to purchase shares of the Borrower’s Common Stock.
     This Promissory Note may not be changed or cancelled, except in writing.
     This Promissory Note will be governed by the laws of the State of New York.

ALL AMERICAN PET COMPANY INC.
By:	/s/ Barry Schwartz
Barry Schwartz, President

Mr. George LaCapra
c/o Quality Rolling & Deburring Co., Inc.
1135 South Main Street
Thomaston, CT 06787
April 27, 2005
All American Pet Company
242 South Spalding Drive
Beverly Hills, CA 90212

Re:	All American Pet Company Inc.
Ladies and Gentlemen:
     This will memorialize our various discussions and conversations about the obligations of the All American Pet Company Inc. (“AAPC”), to George LaCapra (“Mr. LaCapra”) under the Loan Agreement, dated April 27, 2004 (collectively the “Loan Agreement”).
     As we have discussed, AAPC has been seeking sources of investment or financing for its business and has asked Mr. LaCapra to restructure his entitlements under the Loan Agreement. Based on representations made concerning (a) the viability of AAPC and (b) the lack of available alternative sources of funds, Mr. LaCapra is willing to restructure his interests and entitlements under the Loan Agreement to allow AAPC to enter into a transaction with United California Factors (“UCF”) under which AAPC is expected to factor its accounts and its receivables to UCF.
     In connection with and to allow the UCF transaction to occur, and upon the consideration of the mutual covenants contained herein, LaCapra, AAPC, hereby agree as follows:
1.	AAPC will enter into an Agreement with UCF whereby AAPC will factor its receivables and will obtain production financing from UCF (the “UCF Agreement”). Bershan and Schwartz shall personally guarantee the UCF Agreement if and to the extent required by UCF. LaCapra will not guarantee the UCF Agreement.
2.	Upon receipt of a copy of the executed UCF Agreement and his approval of its terms, LaCapra will enter into an Intercreditor Agreement with UCF under which he will subordinate his interest in certain of the collateral granted to him by AAPC in connection with the Loan Agreement as more particularly provided in that Intercreditor Agreement.
3.	LaCapra will accept full and final payment in the total amount of $250,000.00 in satisfaction of his entitlements under the Loan Agreement upon full and complete compliance, time being of the essence, with the following:
a)	Payment Schedule and due dates:

(i)	April 30, 2005	$5,000.00
(ii)	May 31, 2005	$5,000.00

(iii)	June 30, 2005	$5,000.00
(iv)	July 31, 2005	$10,000.00
(v)	August 31, 2005	$15,000.00
(vi)	September 30, 2005	$210,000.00
b)	In addition to payment as above provided, AAPC, will immediately upon request provide to LaCapra, at no cost to LaCapra, such financial information and records as he may from time to time request including but not in any way limited to the sales numbers, pending orders, amounts receivable, amounts payable, contract expectancies, amounts outstanding or amounts paid to UCF, trial balances and general ledgers. LaCapra does not hereby restrict the type or the amount of financial information he may obtain and request from the corporation by virtue of the foregoing recitation.
4.	After AAPC’s full compliance with the foregoing, LaCapra will (a) return any Promissory Note evidencing any obligation from AAPC to LaCapra marked “Paid.”

5.	Except as specifically modified by the terms of this Agreement, the Loan Agreement is not affected hereby and shall remain in full force and effect. Nothing herein shall be construed to impair LaCapra’s security under the Loan Agreement nor to limit or impair any rights or powers that LaCapra now enjoys or may hereafter enjoy under the Loan Agreement for recovery of the indebtedness secured thereby except as expressly modified herein.

6.	The Loan Agreement is hereby ratified and confirmed by AAPC, and every provision, covenant, warranty, representation, condition, obligation, right and power contained in and under the Loan Agreement as amended and modified, shall continue in full force and effect, affected by this Agreement only to the extent of the amendments and modifications expressly set forth herein. AAPC, individually and collectively affirm that (a) there exists no defense to the enforcement of the Loan Agreement and executes the within agreement intending to be legally bound thereby and (b) each has received good and valuable consideration in connection with the present agreement.

7.	The covenants and agreements herein set forth shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.	The consummation of the transactions hereby contemplated and the performance of the obligations of AAPC, Bershan and/or Schwartz under the Loan Documents, as amended hereby, will not result in the breach of, or constitute default under, any mortgage, security deed, deed of trust, lease, bank loan or credit agreement, trust agreement or other instrument to which AAPC, Bershan and/or Schwartz is a party or by he may be bound or affected.

9.	This agreement shall be construed in accordance with the laws of the State of Connecticut.

10.	This agreement may be signed in counterparts.

     In witness whereof, the parties put their hands and seals intending to be bound hereby.

/s/ George LaCapra
George LaCapra

Received, Reviewed and Agreed:
ALL AMERICAN PET COMPANY

By	/s/ Barry Schwartz
Barry Schwartz

cc:	Andy Saulitis, Esquire